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Exhibit 10.10(a)

                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made this 25/th/ day of February, 2000, by and between ENVIRONMENTAL ELEMENTS CORPORATION, a Delaware corporation with principal offices at 3700 Koppers Street, Baltimore, Maryland 21227 (hereinafter referred to as "Employer") and JOHN L. SAMS, residing at 702 Millport Pointe, Duluth, Georgia 30097 (hereinafter referred to as "Employee").

   1. Employer agrees to employ Employee, and Employee hereby accepts such employment, commencing on February 25, 2000 and will remain employed until Employee resigns or is terminated pursuant to the terms hereof.

   2. Employee is engaged in the capacity as President and agrees to serve Employer faithfully and diligently in that capacity wherever Employer is or may in the future be engaged in such business, and to perform such other services as may be assigned by the Board of Directors of the Employer. Employee also agrees to devote his undivided full-time attention to the business of Employer. The Chief Executive Officer title will be added after six months if the Board decides there is adequate performance in planning or growing and managing the Company.

   3. Employee's initial base salary, effective February 25, 2000 will be $225,000 per year, paid bi-weekly. The target cash incentive from the Management Incentive Program will be 25% of annual base salary for FY-01.

   4. Employee will be awarded 75,000 stock option shares of EEC Common Stock which grants include the 25,000 option shares committed in Employee's original offer letter of July 20, 1999 and 50,000 option shares committed as part of Employee's appointment to the position of President. Such grants will be effective February 25, 2000 and the stock price will be set on that date. The terms and conditions for these stock option shares will be in accordance with the EEC 1998 Stock Option Plan (see attached Exhibit A).

   5. In the event that Employer gives Employee notice of termination of this Agreement other than for Cause, Employee shall upon any such termination be entitled to a severance payment equal to one times the annual salary in effect for Employee in the month prior to the termination (the "Annual Salary"). Such severance shall be paid with full medical and group life benefits in equal bi-weekly installments or, at Employee's election, exclusive of benefits, in a lump sum payment made within 60 days of the effective termination date. In the event this Agreement is

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terminated due to a merger, consolidation or tender offer (as defined in Section
8(c) of the Environmental Elements Corporation 1998 Stock Option Plan), Employee shall be entitled to a severance payment equal to two times the Annual Salary if no comparable position is made available to Employee. For the purposes of this Agreement, the term "Cause" means (i) Employer's good faith determination that there has been any gross neglect of duty or gross misconduct of the Employee in discharging any of his material duties and material responsibilities as an employee of the Employer or any of its subsidiaries, (ii) Employer's good faith determination that there has been fraud, theft or embezzlement committed against the Employer or any subsidiary or customer of the Employer, (iii) Employee's conviction of a felony or any other crime involving moral turpitude, (iv) a violation by Employee of any covenant or negative covenant set forth in Paragraph 6 hereof. This severance commitment is null and void if Employee does not relocate his family to the Baltimore, MD area within seven months of the date of this Agreement.

   6. For the term of this Agreement, any renewal thereof, and any period for which Employee is entitled to receive compensation under this Agreement (whether or not such payment is accelerated at Employee's option), Employee will not engage in, acquire any interest in, participate in, become employed by, or provide consulting services to, either directly or indirectly, other than through the ownership of publicly traded stock, any other business in competition with the air pollution control business of Employer or any of its related or affiliated corporations.

   7. The relocation package that is part of the Employee's original offer letter of July 20, 1999 remains in effect with the following amendments. The estimate and cap for relocation costs will be established within three months of this Agreement. The temporary living benefits will extend to September 15, 2000. In addition, the Company offers the Employee a bridge loan to a maximum of $200,000 to be repaid without interest upon the sale of the Atlanta residence or occupancy of the Maryland residence, whichever comes later.

   8. The other elements of the original offer of July 20, 1999, that are not expressly amended by this Agreement remain in effect and are incorporated herein by reference (see letter attached - Exhibit B).

   9. Any stock options granted to Employee shall become immediately exercisable in full upon a merger, consolidation or tender offer, as defined in
Section 8(c) of the Environmental Elements Corporation 1998 Stock Option Plan. To the extent that this paragraph 9 conflicts with Section 8(c) of said Stock Option Plan, this paragraph 9 shall control.

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   10. The Company may terminate this Agreement immediately upon Employee's death or if, as determined in good faith by the Company, Employee is substantially unable to perform all of Employee's duties hereunder by reason of illness, physical or mental disability, or other similar incapacity, which inability continues for more than three months in any twelve month period. In the event of termination for either death or disability, Employee shall be entitled only to payment for all amounts earned and accrued prior to termination and the Company shall have no further obligations to Employee under this Agreement.

   11. This Agreement constitutes the entire agreement of the parties and supersedes any and all previous agreements between the parties, written or unwritten. This Agreement may be modified only by an agreement in writing signed by Employee and an authorized Representative of the Company pursuant to an action authorized by the Board of Directors

   12. In the event that any provision of this Agreement shall be held invalid or illegal, the remaining provisions shall remain in force and effect and shall in all respects be binding on the parties.

   13. This Agreement shall be governed by, and construed in accordance with the laws of the State of Maryland, without reference to choice of law or conflict of laws principles.


       IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed on the day and year first above written, and have hereunto set their hand and seals.


          ATTEST:                          ENVIRONMENTAL ELEMENTS CORPORATION


          /s/ James B. Sinclair          By:   /s/ John L. Sams
         ----------------------------         -------------------------------
                                               John L. Sams

          WITNESS:


          /s/ Susan M. Howard                  /s/ Samuel T. Woodside
         ----------------------------         -------------------------------
                                               Samuel T. Woodside, Chairman

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